Exhibit 10.2

TEAM, INC.

Stock Unit Agreement

Participant Name:

Date of Grant:

Dollar Value on Grant Date:

Number of Stock Units:

TEAM, INC., (the “Company”), is pleased to grant you Stock Units representing the right to receive shares of the Company’s Common Stock (“Shares”), subject to the terms and conditions of the Team, Inc. 2006 Stock Incentive Plan (the “Plan”) and as described below. The number of Stock Units that are awarded to you is stated above. Each Stock Unit represents the right to receive one Share. As a material inducement to the Company to grant you this Award, you agree to the following terms and conditions. You agree that you are not otherwise entitled to this Award, that the Company is providing you this Award in consideration for your promises and agreements below, and that the Company would not grant you this Award absent those promises and agreements.

1. Vesting — The Company will issue you one Share for each vested Stock Unit to be delivered on the applicable vesting date or as soon as administratively practicable thereafter. The Stock Units will vest, and you will receive Shares, in accordance with the following schedule:

Number of Stock Units	Date
25%
25%
25%
25%

In the event of a Change of Control of the Company or if you experience a Termination of Employment (as defined below and in the Plan) by reason of your death, all Stock Units will vest immediately and automatically.

In the event ownership or issuance of Shares is not feasible due to applicable foreign exchange controls, securities regulations, tax laws, or other provisions of applicable law, as determined by the Company in its sole discretion, you shall receive cash proceeds in an amount equal to the value of the Shares otherwise distributable to you net of amounts withheld in satisfaction of the requirements of Paragraph 4 below.

2. Expiration — In the event of your Termination of Employment (as defined below and in the Plan) for any reason other than your death, any Stock Units that have not vested will expire at that time.

As used herein, the term “Employment” means your regular full-time or part-time employment with the Company or any of its Affiliates, and the term “Employer” means the Company (if you are employed by the Company) or the Affiliate of the Company that employs you.

3. Rights as a Stockholder — You will have no rights as a stockholder with respect to Shares that may be received by you pursuant to this Agreement until those Shares are issued and registered in your name on the books of the Company’s transfer agent. You will have no rights to receive dividend equivalent payments with respect to Shares that may be received by you pursuant to this Agreement.

4. Agreement With Respect to Taxes — You are obligated to pay any taxes that are required to be withheld by the Company or your Employer related to this Award. As a condition of the receipt of this Award, prior to the vesting of the Stock Units you agree to make such arrangements as the Company may require in order to satisfy any federal, state, local or foreign withholding tax obligations that the Company, in its sole discretion, determines may arise in connection with the receipt of an Award or the issuance of Shares (the “Tax Obligations”). You understand that the Company shall not be required to issue any Shares to you under the Plan unless and until such Tax Obligations are satisfied.

The Company intends, and you hereby authorize the Company, to satisfy the Tax Obligations by withholding from the vested Stock Units the number of full Shares having an aggregate market value at that time of vesting equal to the amount the Company determines are equal to the Tax Obligations, with the remainder to be satisfied by withholding from your wages or other cash compensation payable by the Company or your Employer. To the extent the Company determines that the number of Stock Units or Shares withheld pursuant to this Paragraph is insufficient to satisfy such Tax Obligations, you hereby authorize the Company or your Employer to deduct from your compensation the additional amounts necessary to fully satisfy the Tax Obligations. If the Company chooses not to deduct such amount from your compensation, you agree to pay the Company, in cash or by check, the additional amount necessary to fully satisfy the Tax Obligations. You agree to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Paragraph.

For Employees employed at international (non-US) locations:

The Company or your Employer will assess its requirements regarding tax, social insurance and any other payroll tax (“Tax-Related Items”) withholding and reporting in connection with the Stock Units or Shares. These requirements may change from time to time as laws or interpretations change. Regardless of the actions of the Company or your Employer in this regard, Employee hereby acknowledges and agrees that the ultimate liability for any and all Tax-Related Items is and remains his or her responsibility and liability and that the Company and your Employer make no representations nor undertakings regarding treatment of any Tax-Related Items in connection with any aspect of the grant of Stock Units and do not commit to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Employee’s liability regarding Tax-Related Items. In the event that the Company or your Employer must withhold any Tax-Related Items as a result of the grant or vesting of the Stock Units, Employee agrees to make arrangements satisfactory to the Company or your Employer to satisfy all withholding requirements. Employee authorizes the Company or your Employer to withhold all applicable Tax-Related Items legally due from the Employee from his or her wages or other cash compensation paid him or her by the Company or your Employer.

5. Section 409A—Notwithstanding any other provision of the Plan or this Agreement, the Plan and this Agreement shall be construed or deemed to be amended as necessary to comply with the requirements of Section 409A of the Code to avoid taxation under Section 409A(a)(1) of the Code. The Compensation Committee of the Board of Directors of the Company (the “Committee”), in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of the Plan and this Agreement consistently therewith. Under no circumstances, however, shall the Company have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or this Agreement, including any taxes, penalties or interest imposed under Section 409A(a)(1) of the Code.

6. Return of Share Value — By accepting this Award, you agree that if the Company determines that you engaged in “Conduct Detrimental to the Company” (as defined below) during your Employment or during the one-year period following the termination of your Employment, you shall be required, upon demand, to return to the Company, in the form of a cash payment, certain share value (“Returnable Share Value”). For purposes of this provision, “Returnable Share Value” means a cash amount equal to the gross value of the Shares that were issued to you in the one-year period prior to the Company’s determination that you engaged in Conduct Detrimental to the Company pursuant to this Agreement, determined as of the date such Shares were issued to you and using the Fair Market Value (as defined in the Plan) of Team Common Stock on that date. You understand and agree that the repayment of the Returnable Share Value is in addition to and separate from any other relief available to the Company due to your Conduct Detrimental to the Company.

For purposes of this Agreement, you will be considered to have engaged in “Conduct Detrimental to the Company” if:

(1) You engage in Serious Misconduct (whether or not such serious misconduct is discovered by the Company prior to the termination of your Employment);

(2) You breach your obligations to the Company with respect to confidential and proprietary information or trade secrets;

(3) You compete with the Company (as described below); or

(4) You solicit the Company’s employees (as described below).

For purposes of this provision, “Serious Misconduct” shall mean embezzlement or misappropriation of Company funds, commission of an illegal act or the willful failure to comply with the policies and procedures of the Company as determined by the Committee, in its sole discretion.

For purposes of this provision, you shall be deemed to “compete” with the Company if you, directly or indirectly:

• Are a principal, owner, officer, director, shareholder or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below);

• Are a partner or joint venture in any business or other enterprise or undertaking with a Direct Competitor; or

• Serve or perform work (including consulting or advisory services) for a Direct Competitor that is similar in a material way to the work you performed for the Company in the twelve months preceding the termination of your Employment.

You understand and agree that this provision does not prohibit you from competing with the Company but only requires repayment of Returnable Share Value in the event of such competition.

For purposes of this provision, you shall be deemed to “solicit the Company’s employees” if you, directly or indirectly, solicit, recruit, advise, attempt to influence or otherwise induce or persuade, directly or indirectly (including encouraging another person to influence, induce or persuade), any person employed by the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates (except for those actions that are within the scope of your Employment that are taken on behalf of the Company or its Affiliates).

The term “Direct Competitor” means any entity, or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered or marketed, or that are actively developed, by the Company as of the date your Employment ends.

7. Transferability — The Stock Units are not transferable except as described in this Paragraph, and the provisions of this Paragraph shall apply notwithstanding any other provision herein to the contrary. The Stock Units are transferable by will or the laws of descent and distribution and the Stock Units may be transferred under a domestic relations order in settlement of marital property rights.

8. Incorporation of Plan — This Award is granted under the Plan and is governed by the terms of the Plan in addition to the terms and conditions stated herein. All terms used herein with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein. A copy of the Plan has been provided to you with this Award and is available upon request from the Company’s General Counsel. You acknowledge that you have received and read a copy of the Plan and this Award agreement and you agree to comply with all laws, rules and regulations applicable to the grant of this Award and the issuance or sale of the Shares. Any Shares of Common Stock that are issued pursuant to this Agreement shall be made available from authorized but unissued shares of Common Stock or from treasury shares.

9. Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of the Company or your Employer, or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company’s normal process for communicating electronically with its employees.

10. No Right to Continued Employment — The granting of Stock Units does not confer upon you any right to expectation of employment by, or to continue in the employment of, your Employer.

11. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation — By accepting this Agreement and the grant of the Stock Units evidenced hereby, you expressly acknowledge that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of Stock Units is a one-time benefit that does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units; (c) all determinations with respect to future grants, if any, including the grant date, the number of Stock Units granted and the vesting dates, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) Stock Units are not part of normal or expected compensation for any purpose, and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you waive any claim on such basis; (f) the grant of an equity interest in the Company gives rise to the Company’s need (on behalf of itself and its stockholders) to protect itself from Conduct Detrimental to the Company, and your promises described in Paragraph 6 (Return of Share Value) above are designed to protect the Company and its stockholders from Conduct Detrimental to the Company; (g) vesting of Stock Units ceases upon termination of Employment for any reason except as may otherwise be explicitly provided in the Plan document or in this Agreement; (h) the future value of the Stock Units is unknown and cannot be predicted with certainty; and (i) you understand, acknowledge and agree that you will have no rights to compensation or damages related to Stock Units or Shares in consequence of the termination of your Employment for any reason whatsoever and whether or not in breach of contract.

12. Data Privacy Consent — As a condition of the grant of the Stock Units, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any ownership interests or directorships held in the Company or its Affiliates and details of all Stock Units, Shares, stock options or other equity awards awarded or cancelled (“Data”). You further understand that the Company and its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States or Canada. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of Common Stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.

13. Governing Law and Venue — This Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Texas, United States of America. The venue for any and all disputes arising out of or in connection with this Agreement shall be Harris County, Texas, United States of America, and the courts sitting exclusively in Harris County, Texas, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

14. Effect of Invalid Provisions — If any of the promises, terms or conditions set forth herein are determined by a court of competent jurisdiction to be unenforceable, any Stock Units that have not vested as described above will expire at that time and you agree to return to the Company an amount of cash equal to the Fair Market Value (as defined in the Plan) of all Shares theretofore issued to you pursuant to this Agreement, determined as of the date such Shares were issued.

15. Acceptance of Terms and Conditions — This Award will not be effective and you may not take action with respect to the Stock Units or the Shares until you have acknowledged and agreed to the terms and conditions set forth herein in the manner prescribed by the Company.

Awarded subject to the terms and conditions stated above:

TEAM, INC.

By:
André C. Bouchard
Senior Vice President, Administration, General Counsel & Secretary

ACCEPTED AND AGREED:

PARTICIPANT

By:

Printed Name:
Date Signed: